Exhibit 99.1
Liberty Latin America Schedules Investor Call for Second Quarter 2019 Results

FOR IMMEDIATE RELEASE
Denver, Colorado - July 22, 2019: Liberty Latin America Ltd. ("Liberty Latin America" or the “Company”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced plans to release its second quarter 2019 results on Tuesday, August 6, 2019 after NASDAQ market close. You are invited to participate in its Investor Call, which will begin the following day at 9:00 a.m. (Eastern Daylight Time) on Wednesday, August 7, 2019. During the call, management will discuss the Company’s results and business, and may provide forward-looking information. Please dial in using the information provided below, at least 15 minutes prior to the start of the call.

Domestic	800 309 1256
International	+1 323 347 3622
Conference Passcode	276667

In addition to the dial-in teleconference, a summary investor presentation and listen-only webcast will be available within the Investor Relations section of www.lla.com. The webcast will be archived in the Investor Relations section of the Company’s website for at least 75 days.
ABOUT LIBERTY LATIN AMERICA
Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

In addition to the dial-in teleconference, a summary investor presentation and listen-only webcast will be available within the Investor Relations section of www.lla.com. The webcast will be archived in the Investor Relations section of the Company’s website for at least 75 days.
ABOUT LIBERTY LATIN AMERICA
Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations:
Kunal Patel    +1 786 274 7552

Media Relations:
Claudia Restrepo    +1 786 218 0407